Exhibit 16.1



 August 28, 2003


 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549


 Gentlemen:

 We have read Item 4 of Form 8-K/A dated August 28, 2003, of Carrington Laboratories, Inc. and are in agreement with the statements contained in the third paragraph of Item 4. We also confirm the date of dismissal of August 18, 2003 as described in the first paragraph of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                    Very truly yours,


                                    /s/ Ernst & Young LLP